SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:
|_|   Preliminary Proxy Statement           |_|  Confidential, for Use of the
|X|   Definitive Proxy Statement                 Commission Only (as permitted
|_|   Definitive Additional Materials            by Rule 14a-6(e)(2))
|_|   Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12

                                     AMREIT
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
      (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:


|_|      Fee paid previously with preliminary materials.


|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                                     AmREIT
                          8 Greenway Plaza, Suite 1000
                              Houston, Texas 77046

                    Notice of Annual Meeting of Shareholders
                            To be Held June 4, 2004

To Our Shareholders:

         You are invited to attend the annual meeting of shareholders of AmREIT, to be held at 8 Greenway Plaza, Suite 1000, Houston, Texas, on Friday, June 4, 2004, at 10:00 a.m., Houston time. The purpose of the meeting is to vote on the following proposals:

         Proposal 1: To elect five trust managers to serve for a one year term, and until their successors are elected and qualified.

         Proposal 2: To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2004.

         Proposal 3: To transact any other business that may properly be brought before the annual meeting or any adjournments thereof.

         The board of trust managers has fixed the close of business on April 5, 2004 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting. A form of proxy card and a copy of our annual report to shareholders for the fiscal year ended December 31, 2003 are enclosed with this notice of annual meeting and proxy statement.

         Your proxy vote is important. Accordingly, you are asked to complete, date, sign and return the accompanying proxy whether or not you plan to attend the annual meeting. If you plan to attend the annual meeting to vote in person and your shares are in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

                            BY ORDER OF THE BOARD OF TRUST MANAGERS

                               /S/  H. Kerr Taylor
                            ______________________________________
                            H. Kerr Taylor
                            Chairman of the Board, Chief Executive
                            Officer, and President

April 19, 2004
Houston, Texas

                                PROXY STATEMENT


                         ANNUAL MEETING OF SHAREHOLDERS
                              Friday, June 4, 2004

AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas

         The Board of Trust Managers of AmREIT is soliciting proxies to be used at the 2004 annual meeting of shareholders to be held at 8 Greenway Plaza, Suite 1000, Houston, Texas, on Friday, June 4, 2004, at 10:00 a.m., Houston time. This proxy statement, accompanying proxy and annual report to shareholders for the fiscal year ended December 31, 2003, are first being mailed to shareholders on or about April 15, 2004. Although the annual report is being mailed to shareholders with this proxy statement, it does not constitute part of this proxy statement.

WHO CAN VOTE

         Only shareholders of record as of the close of business on April 5, 2004, are entitled to notice of and to vote at the annual meeting. As of April 5, 2004, we had 3,098,229 class A common shares, 2,339,471 class B common shares and 3,069,773 class C common shares outstanding (collectively, the "Shares"). Each holder of record of the Shares on the record date is entitled to one vote on each matter properly brought before the annual meeting for each Share held.

HOW YOU CAN VOTE

         Shareholders cannot vote at the annual meeting unless the shareholder is present in person or represented by proxy. You are urged to complete, sign, date and promptly return the proxy in the enclosed postage-paid envelope after reviewing the information contained in this proxy statement and in the annual report. Valid proxies will be voted at the annual meeting and at any adjournments of the annual meeting as you direct in the proxy.

REVOCATION OF PROXIES

         You may revoke your proxy at any time prior to the start of the annual meeting in three ways:

(1) by delivering written notice to our Corporate Secretary, Charles C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046;

(2)      by submitting a duly executed proxy bearing a later date; or

(3)      by attending the annual meeting and voting in person.

         Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the annual meeting. If no direction is given and the proxy is validly executed, the shares represented by the proxy will be voted as recommended by our board of trust managers. The persons authorized under the proxies will vote upon any other business that may properly come before the annual meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the time of mailing this proxy statement, we do not anticipate that any other matters would be raised at the annual meeting.

REQUIRED VOTE

         The presence, in person or represented by proxy, of the holders of a majority of the Shares (4,338,811 Shares) entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. However, if a quorum is not present at the annual meeting, a majority of the shareholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented.

         The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy is required to elect trust managers.

         The affirmative vote of the holders of a majority of the Shares, voting together as a single class, present in person or represented by proxy is required to ratify the selection of KPMG LLP as our independent auditors.

         Votes cast by proxy or in person will be counted by two persons appointed by the Company to act as inspectors for the annual meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum and of determining the outcome of any matter submitted to the shareholders for a vote; however, abstentions will not be deemed outstanding and, therefore, will not be counted in the tabulation of votes cast on proposals presented to shareholders.

         The Texas Real Estate Investment Trust Act and the Company's Bylaws do not specifically address the treatment of abstentions and broker non-votes. The election inspectors will treat Shares referred to as "broker non-votes" (i.e., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter) as Shares that are present and entitled to vote for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

COST OF PROXY SOLICITATION

         The cost of soliciting proxies will be borne by us. Proxies may be solicited on our behalf by our trust managers, officers or employees in person, by telephone, facsimile or by other electronic means.

         In accordance with SEC regulations, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials and soliciting proxies from the beneficial owners of Shares.

                           GOVERNANCE OF THE COMPANY

BOARD OF TRUST MANAGERS

         Pursuant to our declaration of trust and our bylaws, our business, property and affairs are managed under the direction of our board of trust managers. Members of our board are kept informed of our business through discussions with the chairman of the board and officers, by reviewing materials provided to them and by participating in meetings of our board and its committees. Board members have complete access to the Company's management team and the independent auditors. Our board and each of the key committees--Audit, Compensation, Nominating and Corporate Governance (collectively, the "Committees")--also have authority to retain, at the Company's expense, outside counsel, consultants or other advisors in the performance of their duties. The Company's Corporate Governance Guidelines require that a majority of the trust managers be independent within the meaning of American Stock Exchange ("AMEX") standards.

STATEMENT ON CORPORATE GOVERNANCE

         The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures designed to serve the long-term interests of our shareholders and further align the interests of trustees and management with our shareholders. The major changes approved by the Board, through the adoption of a code of business conduct and ethics and corporate governance guidelines and enacted by the Company include:

o        prohibiting the re-pricing of options under our incentive plan;

o        increasing the overall independence of our board and the Committees;

o scheduling executive sessions of the non-management trust managers on a regular basis;

o conducting annual evaluations of our board, the Committees and individual trust managers;

o establishing share ownership guidelines for senior officers of the Company;

o        requesting trust managers to visit properties every year;

o limiting members of its Audit Committee to service on not more than three other public company audit committees without prior board approval;

o        adopting a Pre-Approval Policy for Audit and Non-Audit Services;

o limiting the CEO's service to not more than three other public company boards;

o        revising the existing Audit Committee Charter; and

o        adopting formal charters for the Committees.

         EXECUTIVE SESSIONS. Pursuant to the Company's Corporate Governance Guidelines, the non-management trust managers meet in separate executive sessions at least three times a year. These trust managers may invite the Chief Executive Officer or others, as they deem appropriate, to attend a portion of these sessions.

         CONTACTING THE BOARD. Our board welcomes your questions and comments. If you would like to communicate directly with our board, or if you have a concern related to the Company's business ethics or conduct, financial statements, accounting practices or internal controls, then you may submit your correspondence to our Chief Financial Officer and Secretary. All communications will be forwarded to the Chairman of our Audit Committee.

         CODE OF BUSINESS CONDUCT AND ETHICS. Our board has adopted a Code of Business Conduct and Ethics that applies to all trust managers, officers and employees, including the Company's principal executive officer, principal financial officer and principal accounting officer. The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and trust managers. If our board amends any provisions of the Code of Business Conduct and Ethics that apply to the Company's chief executive officer or senior financial officers or grants a waiver in favor of any such persons, the Company will promptly publish the text of the amendment or the specifics of the waiver on its website.

         As all shareholders are aware, there has been a dramatic and continuing evolution of ideas about sound corporate governance. We intend to continue to act promptly to incorporate not only the actual requirements of rules adopted but additional voluntary measures we deem appropriate. Charters for the Audit, Compensation, Nominating and Corporate Governance Committees and the Company's Corporate Governance Guidelines and Code of Business Conduct and Ethics may be viewed on the Company's website at www.amreit.com under the Investor Relations section. In addition, the Committee Charters are attached to this proxy statement as Appendices A, B and C and the Company will mail copies of the Corporate Governance Guidelines to shareholders upon their written request.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUST MANAGERS

         GENERAL. During the fiscal year ended December 31, 2003, our board of trust managers held four regular meetings and two special meetings. Each of the trust managers attended all meetings held by our board of trust managers and all meetings of each committee of our board of trust managers on which such trust managers served during the fiscal year ended December 31, 2003. Our board of trust managers has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.


                                Executive        Audit                             Nominating and
       Name                     Committee      Committee      Compensation      Corporate Governance

H. Kerr Taylor*                     x
Robert S. Cartwright, Jr.                          x                                     x
G. Steven Dawson                                   x                x                    x
Bryan L. Goolsby                                                    x
Philip Taggart                                     x                x                    x



*   Chairman of the Board

         During our 2003 fiscal year, our board of trust managers had two standing committees: an Audit Committee and a Compensation Committee. Our board established our Nominating and Corporate Governance Committee on November 4, 2003.

         AUDIT COMMITTEE. The Audit Committee consists of Mr. Dawson, Mr. Cartwright and Mr. Taggart. The Audit Committee met four times during the fiscal year ended December 31, 2003. The Audit Committee is comprised entirely of trust managers who meet the independence and financial literacy requirements of AMEX listing standards as well as the standards established under the Sarbanes-Oxley Act of 2002. In addition, our board has determined that Mr. Dawson qualifies as an "audit committee financial expert" as defined in SEC rules. The Audit Committee's responsibilities include providing assistance to our board in fulfilling its responsibilities with respect to oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditors' qualifications, performance and independence, and the performance of the Company's internal audit function. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditors, who report directly to the Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services they may provide to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and approves all related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company's independent auditors.

         COMPENSATION COMMITTEE. The Compensation Committee consists of Mr. Dawson, Mr. Goolsby and Mr. Taggart. The Compensation Committee is comprised entirely of trust managers who meet the independence requirements of the AMEX listing standards. The Compensation Committee's responsibilities include establishing the Company's general compensation philosophy, overseeing the Company's compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the Chief Executive Officer in light of these criteria and establishing the Chief Executive Officer's compensation level based on such evaluation, evaluating the performance of the other executive officers and their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies respecting such matters for employees of the Company The Compensation Committee met three times during the fiscal year ended December 31, 2003.

         NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating and Corporate Governance Committee (the "Nominating Committee") was formed by our board in November 2003 and consists of Mr. Cartwright, Mr. Dawson and Mr. Taggart. The Nominating Committee held one meeting in 2003. The Nominating Committee's duties include adopting criteria for recommending candidates for election or re-election to our board and its committees considering issues and making recommendations considering the size and composition of our board. The Nominating Committees will also consider nominees for trust manager suggested by shareholders in written submissions to the Company's Secretary.

TRUST MANAGER NOMINATION PROCEDURES

         TRUST MANAGER QUALIFICATIONS. The Company's Nominating Committee has established policies for the desired attributes of our board as a whole. The Board will seek to ensure that a majority of its members are independent within AMEX listing standards. Each trust manager generally may not serve as a member of more than six other public company boards without prior approval of the board. Each member of our board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. In addition, trust managers must be committed to devoting the time and effort necessary to be responsible and productive members of our board. Our board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

         IDENTIFYING AND EVALUATING NOMINEES. The Nominating Committee regularly assesses the appropriate number of trust managers comprising our board, and whether any vacancies on our board are expected due to retirement or otherwise. The Nominating Committee may consider those factors it deems appropriate in evaluating trust manager candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other board members, and specialized knowledge or experience. Depending upon the current needs of our board, certain factors may be weighed more or less heavily by the Nominating Committee. In considering candidates for our board, the Nominating Committee evaluates the entirety of each candidate's credentials and, other than the eligibility requirements established by the Nominating Committee, does not have any specific minimum qualifications that must be met by a nominee. The Nominating Committee considers candidates for the Board from any reasonable source, including current board members, shareholders, professional search firms or other persons. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

         SHAREHOLDER NOMINEES. The Company's Bylaws permit shareholders to nominate trust managers for consideration at an annual meeting of shareholders. The Nominating Committee will consider properly submitted shareholder nominees for election to our board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a shareholder entitled to vote who delivers written notice along with the additional information and materials required by the Bylaws to the Secretary of the Company not later than the close of business on the 70th day, and not earlier than the close of business on the 90th day, prior to the anniversary of the preceding year's annual meeting. For the Company's annual meeting in the year 2005, the Secretary must receive this notice after the close of business on March 6, 2005, and prior to the close of business on March 26, 2005. You can obtain a copy of the full text of the Bylaw provision by writing to the Secretary of AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

         Any shareholder nominations proposed for consideration by the Nominating Committee should include the nominee's name and sufficient biographical information to demonstrate that the nominee meets the qualification requirements for board service as set forth under "Trust Manager Qualifications." The nominee's written consent to the nomination should also be included with the nomination submission, which should be addressed to: AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attn: Chief Financial Officer and Secretary.

INDEPENDENCE OF TRUST MANAGERS

         Pursuant to the Company's Corporate Governance Guidelines, which require that a majority of our trust managers be independent within the meaning of AMEX corporate governance standards, our board undertook a review of the independence of trust managers nominated for election at the Meeting. During this review, our board considered transactions and relationships during the prior year between each trust manager or any member of his or her immediate family and the Company, including those reported under "Certain Relationships and Related Transactions" below. As provided in the Corporate Governance

Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trust manager is independent.

         As a result of this review, our board affirmatively determined that all the trust managers nominated for election at the Annual Meeting are independent of the Company and its management with the exception of Mr. Taylor.

COMPENSATION OF TRUST MANAGERS

         During our 2003 fiscal year, each non-employee trust managers received a monthly fee of $1,000 for their services and a meeting fee of $1,000 per meeting attended in person, a meeting fee of $500 per meeting attended by telephone and a committee meeting fee of $500 per meeting attended in person or by telephone. The Audit Committee Chairman receives an additional $5,000 each year, and the Chairmen of the Compensation Committee and Nominating/Governance Committee receive an additional $3,000 annually. As a long term incentive, each non-employee trust manager received an initial grant of 4,000 shares of restricted class A common shares, and will receive an annual grant of 2,000 restricted class A common shares in February of each year in which they serve on the board. During 2003, the board appointed Mr. Dawson to be the lead outside trust manager. In that role, he receives 2,000 restricted class A common shares in each year in which he serves in that capacity. These shares vest 33% immediately at the date of grant, 33% on the first anniversary of the date of grant and 34% on the second anniversary of the date of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 31, 2004 by (1) each person known by us to own beneficially more than 5% of our outstanding class A common shares, (2) all current trust managers, (3) each current named executive officer, and (4) all current trust managers and current named executive officers as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual, or by both the individual and the individual's spouse. Except as otherwise noted, the individual had sole voting and investment power as to shares shown or, the voting power is shared with the individual's spouse.

         The following table sets forth, as of March 31, 2004, the beneficial ownership interest of the executive officers and trust managers of AmREIT:


                                                                    Amount and Nature of        Percent of Voting
              Name                                                  Beneficial Ownership          Common Shares

H. Kerr Taylor - Chairman, President & CEO                                  754,388                     11.48%
Robert S. Cartwright - Trust Manager                                         16,481                      *
G. Steven Dawson - Trust Manager                                             14,000                      *
Bryan L. Goolsby - Trust Manager                                             12,000                      *
Philip Taggart - Trust Manager                                               12,800                      *
Chad C. Braun - Secretary, CFO and Executive VP                              37,421                      *
                                                                         ------------
All trust managers and executive officers as a group                        847,090                     12.86%
All other employees combined                                                 93,318                      1.42%
                                                                         ------------
All trust managers, executive officers, and employees as a group            940,408                     14.28%


* Less than 1%.

                                   MANAGEMENT

         The following table sets forth the executive officers and other key members of management of the Company.

        Name                     Age                  Principal Occupation

H. Kerr Taylor, MBA, JD*         53      Chairman of the Board, Chief Executive Officer and President
Charles C. Braun, CPA*           32      Treasurer, Secretary and Chief Financial Officer
Jim O'Neill                      41      Corporate Controller
Max Shilstone                    49      Vice President - Property Management
Todd McDonald                    30      Managing Vice President -Real Estate
Jason Lax                        31      Vice President - Construction Manager
Preston Cunningham, JD           27      Vice President - Development Manager
David M. Thailing, MBA           33      Managing Vice President - Securities
Tenel Tayar, MBA                 31      Vice President - Acquisitions
Debbie Lucas, MBA                28      Vice President - Corporate Communications


*  Executive Officers

         H. KERR TAYLOR - Mr. Taylor is the chairman of the board of trust managers, chief executive officer and president of AmREIT and was the chairman of the board of directors, chief executive officer and president of our predecessor corporation from August 1993. Mr. Taylor was president, director and sole shareholder of American Asset Advisers Realty Corp. from 1989 to June 1998. Mr. Taylor has a bachelor's degree from Trinity University, a Masters of Business Degree from Southern Methodist University and a Doctor of Jurisprudence from South Texas College of Law. Mr. Taylor has over twenty five years experience and has participated in over 300 real estate transactions. Mr. Taylor has served on a board and governing bodies of a bank, numerous private and public corporations and charitable institutions, and is currently on the board of Millennium Relief and Development. Mr. Taylor is a member of the National Board of Realtors, the Texas Association of Realtors, the Texas Bar Association, the International Counsel of Shopping Centers and the National Association of Real Estate Investment Trusts.

         CHAD C. BRAUN, CPA, Series 63, 7, 24 and 27. Mr. Braun serves as our Executive Vice President and Chief Financial Officer, Treasurer and Secretary. Mr. Braun oversees the financial accounting and reporting and is responsible for AmREIT's capital formation, debt placement and joint venture initiatives. Mr. Braun received a B.B.A degree in accounting and finance from Hardin Simmons University and subsequently earned the CPA designation and his Series 63, 7 and 24 securities licenses. He has significant accounting, financial and real estate experience with both Kenneth Leventhal & Co. and Ernst & Young, LLP. At Ernst & Young, LLP, Mr. Braun served as a manager in the real estate advisory services group and has provided extensive consulting and audit services to a number of Real Estate Investment Trusts and private real estate companies. These services included financial statement audits, portfolio acquisition and disposition, real estate portfolio management, merger integration and process improvement, financial analysis and due diligence. Mr. Braun is a member of the National Association of Real Estate Investment Trusts, National Association of Securities Dealers, Financial Planning Association, and the Texas Society of Certified Public Accountants.

         JIM O'NEILL, CPA. Mr. O'Neill serves as Controller and oversees the daily accounting activities of AmREIT and its affiliated partnerships, debt placement, and project financials. Mr. O'Neill's responsibilities also include coordinating financial activities with auditors, banks, lenders, transfer agents, and attorneys to assure timely and accurately financial reporting. Mr. O'Neill is a graduate of Texas A & M University, where he received his BBA in Accounting and subsequently earned the distinction of CPA certification. Prior to joining AmREIT, Mr. O'Neill served in a controller capacity at Continental Emsco in Houston, Texas, Wedge Energy Group in Houston, Texas, and Markborough Development Company located in Denver, Colorado.

         MAX SHILSTONE. Mr. Shilstone serves as vice president of property management. He is responsible for the property management and leasing of existing assets owned by AmREIT and its subsidiary funds. Mr. Shilstone has both real estate and property management experience, and prior to joining AmREIT, served as vice president of C.P. Oles Company in Austin, Texas where his responsibilities included managing multi-tenant shopping centers and overseeing tenant improvements, center upgrades, and tenant leasing. In addition, Mr. Shilstone served as asset development manager for a division of Duke Energy. Mr. Shilstone received a Bachelor of Business Administration in management from the University of Texas and earned a Masters of Business Administration from the University of St. Thomas.

         TODD MCDONALD. Mr. McDonald serves as Managing Vice President - Real Estate and oversees the analysis, marketing, and sales process related to properties currently being marketing by the Company. Mr. McDonald received his B.S. in Business Economics from Wofford College. Mr. McDonald has real estate experience in which he reviewed property level financial statements, produced project proformas, and provided analysis on acquisition and disposition prospects.

         JASON LAX. Mr. Lax serves as Vice President - Construction Management and oversees all development and construction projects. Mr. Lax has nationwide experience in the commercial construction industry obtained from previous employment with ExxonMobil Corporation and Trammell Crow Company. During his career, he has managed over a hundred projects valued over $150 million from grassroots development projects to minor remodeling projects and has been involved in all phases of development from conceptual site plan preparation to project turnover after completion of construction. Mr. Lax received a B.S. in Mechanical Engineering from Texas Tech University and has received his Engineer In Training certification from the Texas Board of Professional Engineers. He is also a Texas licensed Real Estate Salesperson.

         PRESTON CUNNINGHAM, JD.  Mr. Cunningham serves as our Vice President
- Development Manager for existing retail properties and land suitable for infill development. Mr. Cunningham received a B.B.A. degree in Financial Planning and Services from Baylor University and Doctor of Jurisprudence from South Texas College of Law. Mr. Cunningham has significant real estate experience with The Howard Smith Company, Albritton Properties and Community Bank and Trust. Mr. Cunningham is a member of the American Bar Association.

         DAVID M. THAILING, MBA, Series 63, 65, 7. Mr. Thailing serves as our Managing Vice President - Securities and is responsible for raising capital for AmREIT sponsored investment programs through the NASD marketplace. Mr.
Thailing received his B.B.A. degree in management from Southern Methodist University and earned a Masters of Business from the Jones Graduate School at Rice University. Prior to joining AmREIT, Mr. Thailing gained financial consulting experience as an associate with Andersen's Corporate Finance and Restructuring practice. He also has five years of experience as a financial advisor and public speaker with PaineWebber. Mr. Thailing is a member of the National Association of Securities Dealers.

         TENEL TAYAR, MBA. Mr. Tayar joined AmREIT in January 2003 and serves as Vice President - Acquisitions. Mr. Tayar has 10 years of experience in commercial real estate development and investment with companies such as Crescent Real Estate Equities and The Woodlands Operating Company. Mr. Tayar has directed all aspects of real estate capitalization and investment for over $225 million of transactions and participated in over $500 Million. Mr. Tayar received a BBA in Finance from the University of Texas at Austin and an MBA from Southern Methodist University. He is also a Texas licensed Real Estate Salesperson.

         DEBBIE LUCAS. Debbie J. Lucas serves as vice president of corporate communications and is responsible for creating, communicating, and distributing the AmREIT corporate message and brand to a wide range of individuals including investment professionals, rating agencies and analysts, individual investors, and employees. Prior to joining AmREIT, Ms. Lucas gained financial consulting and business development experience at Smith Barney and served as an environmental consultant for Tetra Tech, EMI. In addition, Ms. Lucas provided consulting services to a corporate communications firm located in Houston, Texas. Ms. Lucas received a Bachelor of Science degree from Texas A&M University and earned a Masters of Business Administration from the Jones School of Management at Rice University, simultaneously completing the CFP certification course. She is a member of the National Association of Real Estate Investment Trusts and the American Marketing Association.

COMPENSATION OF EXECUTIVE OFFICERS

         The below table represents the compensation paid to Mr. Taylor, chairman of the board, chief executive officer and president and Chad C. Braun Executive Vice President, Chief Financial Officer and Secretary, the Company's two executive officers. The table sets forth all compensation, cash and restricted stock, received during the fiscal years 2003, 2002 and 2001.


                                                Annual Compensation                      Long-Term Compensation
                                                                                                 Awards
                                                                                      Securities
                                                                  Other Annual        Underlying      All Other
Name and Principal Position    Year       Salary     Cash Bonus   Compensation         Options      Compensation

   H. Kerr Taylor              2003    $  195,000   $  136,500    $  58,500(1)           ---            (5)
     Chief Executive           2002    $  175,000   $  122,500    $  52,914(1)           ---            (4)
     Officer and President     2001    $  175,000   $   61,250    $  28,878(1)           ---            ---
   Chad C. Braun               2003    $  122,000   $  100,000    $ 121,927(2)           ---            (5)
     Executive Vice            2002    $  115,000   $   49,750    $  21,488(2)           ---        $99,996(3)(4)
     President and CFO         2001    $   85,000   $   17,500    $   8,251(2)           ---            ---



(1) Mr. Taylor was granted 9,000, 8,333 and 3,122 common shares as part of his bonus for 2003, 2002 and 2001, respectively. The restrictions on these shares lapse equally over a four year period beginning on February 15, 2004, equally over a four year period beginning on February 15, 2003 and equally over a three year period beginning February 15, 2002, respectively.

(2) Mr. Braun was granted 7,219, 3,384 and 892 common shares as part of his bonus for 2003, 2002 and 2001, respectively. The restrictions on these shares lapse equally over a four year period beginning in February 15, 2004, a four year period beginning on February 15, 2003 and equally over a three year period beginning on February 15, 2002, respectively. Additionally Mr. Braun was granted 11,538 shares as a long term 2003 retention bonus. The restrictions on the shares lapse on the fifth anniversary on the issuance, February 15, 2009.

(3) Mr. Braun was granted 14,388 common shares as a bonus related to the completion of the merger of three affiliated investment funds with AmREIT, completed in 2002. The restrictions on these shares lapse equally over a four year period beginning on February 15, 2003.

(4) Mr. Taylor and Mr. Braun were assigned 45% and 5%, respectively, in the income and cash flow of the general partner of AAA CTL Notes, Ltd., which is comprised of a portfolio of seventeen IHOP properties, the remainder of which is owned by AmREIT. Mr. Taylor's interest is 100% vested immediately. Mr. Braun's interest vests 100% on February 15, 2008. The value of the assigned interest can not be determined or estimated at this time.

(5) Mr. Taylor and Mr. Braun were assigned 37% and 4%, respectively, in the income and cash flow of the general partner of AmREIT Income & Growth Fund, Ltd. ("AIG"), AmREIT Income & Growth Corporation. AIG is an affiliated retail partnership with a seven year operating lifecycle. In June 2008, AIG will enter into liquidation and commence a final sale of all of its real estate assets. In accordance with the limited partnership agreement, net sales proceeds will be allocated to the limited partners, and to the general partner as, if, and when certain annual returns have been achieved by the limited partners. Mr. Taylor and Mr. Braun's interest vests equally over a four year period beginning on February 15, 2004. The value of the assigned interest can not be determined or estimated at this time.

EMPLOYMENT AGREEMENTS

         The Company does not have employment contracts with any of its key executives or employees.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trust managers and executive officers and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC. Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

         Based solely upon a review of the reports furnished to us with respect to our 2002 fiscal year, we believe that all SEC filing requirements applicable to our trust managers and executive officers were satisfied.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On June 5, 1998, our shareholders voted to approve an agreement and plan of merger (the "Merger Agreement") with American Asset Advisers Realty Corporation (the "Former Adviser"), whereby Mr. Taylor, the sole shareholder of the Former Adviser, agreed to exchange 100% of the outstanding common stock of the Former Adviser for up to 900,000 of our common shares. As a result of the merger, we became a fully integrated, self-administered real estate investment trust. Effective June 5, 1998, we issued Mr. Taylor 213,260 shares of common stock and he deferred the right to receive the remaining 686,740 common shares until certain goals were achieved following the merger. The Merger Agreement currently requires those goals to be met by June 2004. As a result of the merger of AAA Realty Fund IX, AAA Net Realty Fund X and AAA Net Realty Fund XI into the Company, completed on July 23, 2003, the Company issued to Mr. Taylor an additional 302,281 class A common shares on September 19, 2002. In 2003, the Company issued Mr. Taylor an additional 143 thousand class A Common shares as a result of the issuance of class C common shares. Mr. Taylor has 241 thousand remaining class A common shares payable to him as a result of the Merger Agreement.

         Mr. Goolsby, one of our trust managers, is the managing partner of Locke Liddell & Sapp LLP. Locke Liddell & Sapp provided legal services to the Company in 2003 and will provide legal services to the Company in 2004.

                                  PROPOSAL ONE
                           ELECTION OF TRUST MANAGERS

         At the annual meeting, five trust managers will be elected by the shareholders, each trust manager to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement.

         The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy form. If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below. Our board of trust managers has proposed the following nominees for election as trust managers at the annual meeting.

NOMINEES

         For a description of the business experience of Mr. Taylor, see "Management."

         ROBERT S. CARTWRIGHT, JR.., 54 - Mr. Cartwright has been a trust manager or director of AmREIT or our predecessor corporation since 1993. Mr. Cartwright is a Professor of Computer Science at Rice University. Mr. Cartwright earned a bachelor's degree magna cum laude in Applied Mathematics from Harvard College in 1971 and a doctoral degree in Computer Science from Stanford University in 1977. Mr. Cartwright has been a member of the Rice faculty since 1980 and twice served as department Chair. Mr. Cartwright has compiled an extensive record and Chair of the ACM Pro-College Education Committee of professional service. He is a Fellow of the Association for Computing Machinery (ACM). He is also a member of the Board of Directors of the Computing Research Association, an umbrella organization representing academic and industrial computing researchers. Mr. Cartwright has served as a charter member of the editorial boards of two professional journals and has also chaired several major ACM conferences. From 1991-1996, he was a member of the ACM Turing Award Committee, which selects the annual recipient of the most prestigious international prize for computer science research.

         G. STEVEN DAWSON, 46 - Mr. Dawson has been a trust manager or director of AmREIT or our predecessor corporation since 2000. He also has been designated by our board as the "audit committee financial expert," as such term is defined in the Rules of the Securities and Exchange Commission. He is currently a private investor who is active on or has agreed to serve on the boards of four real estate investment trusts ("REITs") in addition to AmREIT, two of which are in various stages of their initial public offering, one which has recently completed a 144A offering, and one, U.S. Restaurant Properties, Inc., which is traded on the New York Stock Exchange. He also serves on the board of a private company which is a national provider of network cabling, telephony, security systems and electrical contracting to commercial property owners. He generally sits on the audit committees of each of these companies either as a member or as the chairman, and he serves on special committees, governance/nominating committees and compensation committees. From 1990 to 2003, Mr. Dawson served as Senior Vice President and Chief Financial Officer of Camden Property Trust (NYSE:CPT) (or its predecessors), a large multifamily REIT. Prior to 1990, Mr. Dawson served in various related capacities with companies involved in commercial real estate including land and office building development as well as the construction and management of industrial facilities located on airports throughout the country.

         BRYAN L. GOOLSBY, 53 - Mr. Goolsby has been a trust manager or director of AmREIT or our predecessor corporation since 2000. Mr. Goolsby is the Managing Partner of Locke Liddell & Sapp LLP, and has practiced in the area of corporate and securities since 1977. Mr. Goolsby is an associate member of the Board of Governors of the National Association of Real Estate Investment Trusts and is a member of the National Multi-Family Housing Association and the

Pension Real Estate Association. Mr. Goolsby is currently a member of the Associate Board of Directors of the Edwin L. Cox School of Business at Southern Methodist University, is a member of the Advisory Board of JPMorgan Chase - Dallas, and is a member of the board of the Junior Achievement of Dallas. Mr. Goolsby has a bachelor's degree from Texas Tech University and a Doctor of Jurisprudence from the University of Texas.

         PHILIP TAGGART, 73 - Mr. Taggart has been a trust manager or director of AmREIT or our predecessor corporation since 2000. Mr. Taggart has specialized in investor relations activities since 1964 and is the president and chief executive officer of Taggart Financial Group, Inc. He is the co-author of the book Taking Your Company Public, and has provided communications services for 58 initial public offerings, more than 200 other new issues, 210 mergers and acquisitions, 3,500 analyst meetings and annual and quarterly reports for over 25 years. Mr. Taggart serves on the boards of International Expert Systems, Inc. and Salon Group International and served on the board of the Foundation of Texas State Technical College for 10 years. A distinguished alumnus of the University of Tulsa, he also has been a university instructor in investor relations at the University of Houston.

         Our board of trust managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One. Proxies solicited by our board of trust managers will be so voted unless you specify otherwise in your proxy.

                             AUDIT COMMITTEE REPORT

         The audit committee has reviewed and discussed the audited financial statements with management and KPMG LLP, our independent auditors. The audit committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, written communication from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed their independence with the independent auditors. Based upon these reviews and discussions, the audit committee recommended to our board of trust managers that the audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the SEC.

         Based on the foregoing review and discussions and relying thereon, we have recommended to our board of trust managers that the audited financial statement for the year ended December 31, 2003 be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

         The members of the audit committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' Listing Standards.

         The audit committee also recommended the appointment, subject to shareholder ratification, of KPMG LLP as our independent auditors for 2004 and our board of trust managers concurred with such recommendation.

         This section of the proxy statement is not deemed "filed" with the SEC and is not incorporated by reference into our Annual Report on Form 10-KSB.

         This audit committee report is given by the following members of the audit committee:

                           Robert S. Cartwright, Jr.
                           Philip Taggart
                           G. Steven Dawson

                                  PROPOSAL TWO
                      RATIFICATION OF INDEPENDENT AUDITORS

         Based upon the recommendation of the audit committee, the shareholders are urged to ratify the appointment by our audit committee of KPMG LLP as independent auditors for the fiscal year ending December 31, 2004. KPMG has served as our independent auditor since November 2002 and is familiar with our affairs and financial procedures. Representatives of KPMG are not expected to be present at the annual meeting.

Principal Accounting Firm Fees

         Aggregate fees billed to the Company for the years ended December 31, 2003 and 2002, respectively, by the Company's principal accounting firm, KPMG LLP were as follows:

                                2003                        2002 (1)

  Audit Fees                  $142,350                      $ -0-
  Audit Related Fees             -0-                          -0-
  Tax Fees                       -0-                          -0-
  All Other Fees                 -0-                          -0-
                         =================            =================
                         =================            =================

        Total Fees            $142,350                      $ -0-

   (1) On December 12, 2002, the Company retained KPMG LLP as the Company's new auditor. Fees related to the 2002 audit were billed and paid in 2003, and have been included in the above 2003 amounts.

         The Audit Committee has determined that the provision of the services included within "Financial Information Systems Design and Implementation Fees" and "All Other Fees" to be compatible with maintaining the principal accountant's independence.

PRE-APPROVAL POLICIES

         The Company's Audit Committee, pursuant to its exclusive authority, has reviewed and approved the Company's engagement of KPMG LLP as its independent auditors, and the incurrence of all of the fees described above, for 2003 and has selected KPMG LLP as independent auditors for 2004, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted Pre-Approval Policies for all other services KPMG LLP may perform for the Company in 2004. The Pre-Approval Policies detail with specificity the services that are authorized within each of the above-described categories of services and provide for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policies for 2004 will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chairman between meetings of the Committee, provided that the Chairman report the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.

         Our board of trust managers unanimously recommends that you vote FOR this proposal. Proxies solicited by our board of trust managers will be so voted unless you specify otherwise in your proxy.

                             SHAREHOLDER PROPOSALS

         To be included in the proxy statement, any proposals of holders of Shares intended to be presented at the annual meeting of shareholders of the Company to be held in 2005 must be received by the Company, addressed to Mr. Charles C. Braun, Secretary of the Company, 8 Greenway Plaza, Suite 1000, Houston, Texas, 77046, no later than January 17, 2005 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

                                 ANNUAL REPORT

         We have provided without charge a copy of the annual report to shareholders for fiscal year 2003 to each person being solicited by this proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-KSB as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All requests should be directed to: H. Kerr Taylor, chairman of the board, chief executive officer and president at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.